Exhibit 21.1

Subsidiaries of Cell Therapeutics, Inc.

Aequus Biopharma, Inc., a Washington corporation, Systems Medicine, LLC, a Delaware limited liability company, and CTI Life Sciences Ltd., a U.K. limited company.

The above paragraph includes all subsidiaries of Cell Therapeutics, Inc.